Exhibit 99.1

Kayne Anderson BDC, Inc. Announces the Appointment of Jim Robo as Chairman of the Board of Directors

Los Angeles, CA – January 24, 2023 – Kayne Anderson Capital Advisors, L.P. (“Kayne”) announced today the appointment of James (“Jim”) Robo to serve as the Chairman of the Board of Directors of Kayne Anderson BDC, Inc. (“KABDC” or the “Company”). KABDC is a business development company formed in 2021 to make debt investments in middle-market companies. Kayne Anderson serves as the Company’s investment adviser.

“Kayne is excited to welcome Jim to KABDC’s Board of Directors,” said Al Rabil, CEO of Kayne. “Jim is a seasoned executive with a wealth of experience both running and serving on boards of publicly-traded companies. His expertise will be a valuable resource as we continue to grow KABDC and position the Company to be publicly traded. We look forward to his contributions as KABDC’s Chairman,” concluded Mr. Rabil.

Mr. Robo is a private investor and former Chairman and Chief Executive Officer of NextEra Energy, Inc., a leading clean energy company, and NextEra Energy Partners, LP, a growth-oriented limited partnership formed by NextEra Energy, Inc. to acquire, manage, and own contracted clean energy projects. During Mr. Robo’s 10-year tenure as CEO, NextEra Energy’s market capitalization grew from $29B to $154B, becoming the largest electric utility in the world, as well as the largest renewable company in the world. NextEra Energy’s total shareholder return during Mr. Robo’s tenure exceeded 20% per year. Prior to joining NextEra Energy in 2002, Mr. Robo spent 10 years at General Electric Company, serving as President and Chief Executive Officer of GE Mexico from 1997 until 1999 and as President and Chief Executive Officer of the GE Capital TIP/Modular Space division from 1999 until February 2002. From 1984 through 1992, he worked for Mercer Management Consulting. Mr. Robo serves on the board of J. B. Hunt Transport Services, Inc. and is Lead Director and Chairman of the Compensation Committee. Mr. Robo received a B.A. summa cum laude from Harvard College and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

With the addition of Mr. Robo, the Company’s Board of Directors is comprised of seven individuals, four of which are independent. The independent board members include Mariel Joliet (Lead Director), George Marucci, Jr., Susan Schnabel and Rhonda Smith.

About Kayne Anderson BDC, Inc.

Kayne Anderson BDC, Inc. is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, for U.S. federal income tax purposes, the Company intends to continue to be treated as and to qualify as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). The Company’s investment objective is to generate current income and, to a lesser extent, capital appreciation. The Company intends to achieve its investment objective by investing primarily in first lien senior secured and unitranche loans to privately held middle-market companies.

About Kayne Anderson Capital Advisors, L.P.

Kayne Anderson Capital Advisors, L.P., founded in 1984, is a leading alternative investment management firm focused on real estate, credit, infrastructure/energy, renewables, and growth capital. Kayne’s investment philosophy is to pursue niches, with an emphasis on cash flow, where our knowledge and sourcing advantages enable us to deliver above average, risk-adjusted investment returns. As responsible stewards of capital, Kayne’s philosophy extends to promoting responsible investment practices and sustainable business practices to create long-term value for our investors. Kayne manages over $32 billion in assets (as of 12/31/2022) for institutional investors, family offices, high net worth and retail clients and employs 335 professionals in five core offices across the U.S.

For more information, please visit www.kaynecapital.com.

No assurances can be given as to when or whether the Company could or would publicly offer its shares, which would be subject to filing and obtaining effectiveness of a registration statement with respect to those shares, as well as various other contingencies, including market conditions.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of any securities in any jurisdiction in which such offer or sale is not permitted. Nothing contained in this press release is intended to recommend any investment policy or investment strategy or consider any investor’s specific objectives or circumstances. Before investing, please consult with your investment, tax, or legal adviser regarding your individual circumstances

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This communication contains statements reflecting assumptions, expectations, projections, intentions, or beliefs about future events. These and other statements not relating strictly to historical or current facts constitute forward-looking statements as defined under the U.S. federal securities laws. Forward-looking statements involve a variety of risks and uncertainties. These risks include but are not limited to changes in economic and political conditions; regulatory and legal changes; leverage risk; valuation risk; interest rate risk; tax risk; and other risks discussed in detail in the Company’s filings with the SEC, available at www.kaynebdc.com or www.sec.gov. Actual events could differ materially from these statements or our present expectations or projections. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. Kayne undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Company’s investment objectives will be attained.

Contact:

Paul Blank, President & COO, Kayne Anderson Capital Advisors
310-284-6410
pblank@kaynecapital.com